Exhibit 10.8
August 8, 2005
Vincent E. Estrada
1009 Chestnut Avenue
Wilmette, IL 60091
Dear Vince:
On behalf of VISICU, Inc., I am pleased to present this revised offer for you to take the position of VISICU’S Chief Financial Officer reporting to Frank Sample, Chairman & CEO.
Your base salary will be $8,500.00 semi-monthly ($204,000.00 if annualized) less payroll deductions and all required withholdings. This is a Senior Vice President level position and is eligible for an annual bonus of up to 40% of your annual salary based upon company performance, as well as your individual performance. Any bonus payment in 2005 will be pro-rated based upon your hire date.
Relocation:
To help facilitate your move to Baltimore, VISICU will provide you with relocation assistance. The terms of that assistance are outlined in the attached relocation agreement (Attachment A).
Stock Options:
Subject to formal approval by the Board of Directors, you will receive a grant of 325,000 options to purchase VISICU Common Stock at a strike price of $1.80. This is equivalent to 1.2% of the fully diluted shares of the company. These options vest over a period of four years.
Should there be a change of control, the vesting of these options will accelerate to be 100% vested upon the occurrence of the event.
Should you be terminated without cause within 36 months of your hire date, your vesting will continue for another 12 months from your last day of work. You will have an additional 12 months from the final vesting date to exercise these options. This does not apply should you voluntarily terminate your employment.
The definition of “cause” for this document is the willful or intentional act of the employee that has the effect of injuring the business prospects of the Company or its affiliates in any material respect; use of illegal drugs by the employee or repeated drunkenness; conviction of the employee for the commission of a felony involving moral turpitude; or the commission by the employee of a material act of fraud or embezzlement against the Company.

August 8, 2005
Vincent E. Estrada

Severance:
You are also eligible for the management severance policy which provides for six months of severance pay along with pro-rated annual bonus amount should you be terminated without cause. This policy eliminates the 12 month employment requirement for Vice Presidents and above.
Other Benefits:
After certain eligibility requirements have been met, you will be eligible to participate in our employee benefit program that includes health, vision, dental, life and disability insurance, 401(k) plan and paid leave.
As a condition of your employment, you are required to sign the attached Proprietary Information Agreement. If you have any questions about the language, please feel free to call me. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.
Please understand that VISICU is an at will employer, meaning that either you or the Company may terminate the relationship at anytime with or without cause. As such, neither this offer letter, your acknowledgement for the initiation of your employment, or the initiation of your employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment.
This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
To indicate your acceptance of our offer, please return signed copies of this letter and the Proprietary Information Agreement. A copy of this letter has been enclosed for you to retain. This offer will remain open until August 10, 2005.
We look forward to your joining our team at VISICU, Inc. If you have any questions or require additional information, please do not hesitate to call me at (410) 246-5358.
Sincerely,
/s/ Kathy Herold
Kathy Herold
VP Human Resources

August 8, 2005
Vincent E. Estrada

I accept the terms of this employment offer and will start my employment on To Be Determined.

By:	/s/ Vincent E. Estrada	Date:	8-8-05
Vincent E. Estrada
Attachment: Proprietary Information Agreement

Attachment A
RELOCATION ASSISTANCE — Vincent E. Estrada
You will be provided up to $100,000.00 in reimbursable expenses to assist with your relocation to Baltimore. We have agreed that your primary office will be in Chicago until February 2006. During this time it is expected that you will be in Baltimore for the time required for you to effectively conduct your job.
By accepting the relocation assistance, you agree to repay the pro-rated amount of the relocation assistance paid by VISICU should you voluntarily terminate your employment or are terminated for “cause” within the two-year period from your relocation date with VISICU. This amount will be prorated based on the remaining balance of the two year period and must be returned to VISICU within 30-days of your termination date.
The definition of “cause” for this document is the willful or intentional act of the employee that has the effect of injuring the business prospects of the Company or its affiliates in any material respect; use of illegal drugs by the employee or repeated drunkenness; conviction of the employee for the commission of a felony involving moral turpitude; or the commission by the employee of a material act of fraud or embezzlement against the Company.
In order for the relocation assistance to be considered non-taxable, you will be required to provide VISICU’s payroll department with receipts totaling the amount of relocation. These relocation receipts could include the following:
•	Moving your household goods and personal effects to Baltimore, Maryland including packing, crating, and transporting.

•	Traveling (including lodging) to your new home (excluding meals).

•	Storage and insuring household goods and personal effects within any period of 30 consecutive days after the day your things are moved from your former home and before they are delivered to your new home.

•	Expenses selling your home in Chicago and buying one in Baltimore.
Gross-up assistance will be provided on the taxable portion of the relocation assistance. Such taxable and non-taxable amounts will be determined in accordance with the then applicable IRS regulations. We recommend that you retain receipts for all your relocation expenses, as they may be deductible items when filing your personal tax return. We recommend you speak with your tax advisor for details.
If you accept the terms of the relocation package, please sign below and return with your signed offer.
I accept the terms of this relocation package as defined above:

By:	/s/ Vincent E. Estrada	Date:	8-8-05
Vincent E. Estrada